UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Information Statement

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☐	Definitive Information Statement

Elandia, Inc.

(Name of Registrant As Specified in Charter)

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Elandia, Inc.

1500 Cordova Road

Suite 312

Fort Lauderdale, Florida 33316

September             , 2007

To the Stockholders of Elandia, Inc.:

Elandia, Inc., a Delaware corporation (“Elandia,” “the Company,” “we” or “us”), obtained the written consent of stockholders holding a majority of the outstanding shares of common stock of the Company to approve:

(i)	an amendment to the Company’s Certificate of Incorporation to change the Company’s name to eLandia International, Inc.;

(ii)	an amendment to the Company’s Certificate of Incorporation to create a class of preferred stock; and

(iii)	a restatement of the Company’s Certificate of Incorporation to incorporate all prior amendments, including those mentioned above (the “Actions”).

The accompanying Information Statement is being provided to you for your information to comply with requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and constitutes the notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders required by Section 228(e) of the Delaware General Corporation Law. You are urged to read the Information Statement carefully in its entirety. However, no action is required on your part in connection with the approval of the amendments and the restatement of the Certificate of Incorporation as described above since no meeting of the Company’s stockholders will be held or proxies or consents solicited from the Company’s stockholders in connection with this matter because the requisite approval has been secured by means of the written consent of the holders of a majority of the outstanding shares of common stock of the Company.

Under the rules of the U.S. Securities and Exchange Commission, the approval cannot become effective until at least 20 days after the accompanying Information Statement has been distributed to the stockholders of the Company.

By Order of the Board of Directors

Harry G. Hobbs
Chief Executive Officer

Elandia, Inc.

1500 Cordova Road

Suite 312

Fort Lauderdale, Florida 33316

INFORMATION STATEMENT

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

This is to inform you that a majority of the outstanding shares of common stock of Elandia, Inc., a Delaware corporation (“Elandia,” “the Company,” “we” or “us”), has consented in writing pursuant to Section 228 (e) of the Delaware General Corporation Law (“DGCL”) to approve:

(i)	an amendment to the Company’s Certificate of Incorporation to change the Company’s name to eLandia International, Inc.;

(ii)	an amendment to the Company’s Certificate of Incorporation to create a class of preferred stock; and

(iii)	a restatement of the Company’s Certificate of Incorporation to incorporate all prior amendments, including those mentioned above (collectively, the “Actions”).

This Information Statement is being mailed on or about September             , 2007 to the holders of record of the Company’s common stock as of September             , 2007 (the “Record Date”).

The Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware and become effective on the date that is 20 days following the date of mailing of this Information Statement to our stockholders.

The date of this Information Statement is September             , 2007.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

CONSENT

Three holders of an aggregate of 8,722,487 shares, constituting 64.2% of our common stock, executed and delivered to us their written consents effective July 26, 2007 and August 16, 2007, and approving the Actions. Stanford International Bank Ltd. has voted an aggregate 5,626,508 shares of common stock, W&R South Pacific, L.P. has voted an aggregate 1,396,718 shares of common stock, and Kelton Investments Limited has voted an aggregate 1,195,175 shares of common stock, all to approve the Actions.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the foregoing actions is authorized by Section 228(e) of the DGCL and Article 2, Section 9 of the Company’s Bylaws, which provides that the written consent of stockholders holding at least the minimum number of votes that will have been necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted may substitute for such a special or annual meeting. Our Board of Directors voted to utilize the written consent of stockholders holding a majority of the voting power of the Company in order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the foregoing action as early as possible in order to accomplish the purposes of the Company as hereafter described. Each share of outstanding common stock is entitled to one vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, information with respect to beneficial ownership of our common stock by (i) each person known to us to beneficially own more than 5% of our common stock, (ii) each named executive officer, (iii) each of our Directors and (iv) all of such Directors and officers as a group.

Name and Address(1)	Beneficial Ownership
	Number of Shares	Percent of Total
Directors and Named Executive Officers
Michael J. Ah Koy(2)	1,276,557	9.8%
Harley L. Rollins (3)	108,002	*
Sir James M. Ah Koy (4)	1,212,918	9.3%
Osmo A. Hautanen	9,000	*
Winston Thompson	9,000	*
Harry G. Hobbs	0	0
Michael D. McCutcheon	0	0
David L. Levine	6,000	*
Charles “Carlos” J. Fernandez	6,000	*
Jai Bhagat	6,000	*
All current executive officers and Directors as a group (11 persons)	2,835,020	21.55%
Beneficial Owners of More than 5%
Stanford International Bank Ltd. (5)	12,595,508	62.8%
Kelton Investments Limited (6)	1,195,175	9.2%
W&R South Pacific, L.P.(7)	1,396,718	10.7%
Krishna Sami(8)	828,105	6.3%
Sami Holdings Ltd.(9)	814,307	6.2%

*	Indicates beneficial ownership of less than one percent of our total outstanding common stock.

(1)	Except as otherwise noted, address is c/o Elandia, Inc., 1500 Cordova Road, Suite 312, Fort Lauderdale, FL 33316.

(2)	Includes 81,382 shares held by Michael J. Ah Koy and 1,195,175 shares held by Kelton Investments Limited.

(3)	Represents 108,002 shares currently held by Mr. Rollins, of which 54,001 shares are subject to certain repurchase rights set forth in the Stock Purchase Agreement dated November 14, 2005.

(4)	Includes 14,743 shares held by Sir James M. Ah Koy and 1,195,175 shares held by Kelton Investments Limited.

(5)

The beneficial stockholder of Stanford International Bank Ltd. is R. Allen Stanford and the address of the beneficial owner is 5050 Westheimer Road, Houston, Texas 77056. Includes (i) 5,626,508 shares of common stock owned, (ii) 5,060,000 shares of common stock issuable upon conversion of Series A Preferred Stock issuable upon conversion of a Convertible Promissory Note, and (iii) 759,000 shares of common stock issuable upon exercise of a currently-exercisable warrant.

(6)

Kelton Investments Limited is a corporation existing under the laws of Fiji, of which the JMA Family Trust holds a 62% ownership interest. Sir James M. Ah Koy is the trustee of the Trust and the managing member of Kelton and exercises voting and investment power over the shares held by Kelton. In addition, Michael J. Ah Koy has a 9.5% direct beneficial interest in the JMA Family Trust.

(7)

W&R South Pacific, L.P., a Washington limited partnership, is owned and controlled by W&R, Inc., an American Samoa corporation, which is wholly-owned by Barry I. Rose and his wife. Mr. Rose and his wife are the managing partners of W&R South Pacific. They exercise shared voting and investment power over the shares held by W&R South Pacific, L.P.

(8)	Includes 13,798 shares held by Krishna Sami and 814,307 shares held by Sami Holdings Ltd., a private company controlled by Krishna Sami.

(9)	Sami Holdings Ltd. is a private company controlled by Krishna Sami.

ACTION ONE:

AMENDMENT TO CERTIFICATE OF INCORPORATION

CHANGING CORPORATE NAME

On August 16, 2007, our Board of Directors and stockholders holding a majority of our issued and outstanding shares of common stock voted unanimously to authorize and recommend that our stockholders approve a proposal to change our name to eLandia International, Inc. (the “Name Change”) by amending our Certificate of Incorporation. The Name Change will become effective upon filing of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

Our Board of Directors believes that the new name will promote public recognition and more accurately reflect our intended business focus. The Name Change is intended to better reflect the name of our business. Our Board of Directors believes that “Elandia” is no longer reflective of our business as it exists today – that is, an international provider of wireless telecommunications systems, services and solutions, including but not limited to Internet access services, professional services and other solutions. The new name, eLandia International, Inc., will reflect our current business strategy and particularly our focus on underserved geographic markets. Our Board of Directors believes that the new name will promote public recognition and more accurately reflect our intended business focus.

ACTION TWO:

AMENDMENT TO CERTIFICATE OF INCORPORATION CREATING A CLASS OF

PREFERRED STOCK

Introduction

Our Board of Directors and the holders of a majority of the outstanding shares of our common stock have approved an amendment to our Certificate of Incorporation to authorize the issuance of up to 35,000,000 shares of preferred stock with rights, preferences and privileges to be designated by the Board from time to time. Our Board has approved the Certificate of Designations, Rights and Preferences of Series A Preferred Stock (the “Certificate of Designations”) creating a series of preferred stock to be designated as Series A Convertible Preferred Stock (“Series A Preferred Stock”) and setting forth the rights, preferences and privileges of such stock. The Amended and Restated Certificate of Incorporation authorizing, among other things, the preferred stock is attached to this information statement as Exhibit A. The Certificate of Designations is attached as Exhibit B.

Background

Effective June 28, 2007, pursuant to a Convertible Note Purchase Agreement, we acquired shares of Series A 10% Cumulative Convertible Preferred Stock of Latin Node, Inc. The preferred stock of Latin Node is convertible, in whole or in part, into shares representing 80% of the issued and outstanding shares of common stock of Latin Node. As holders of the Latin Node preferred stock, we are entitled to elect two out of three directors of Latin Node.

The purchase price for the Latin Node stock was $20.0 million which was due in cash at closing. In February 2007, we loaned to Latin Node the sum of $20.0 million pursuant to a Credit Agreement. We used the amounts due us from Latin Node to pay the purchase price for shares of Latin Node Stock.

The source of the funds we used to make the loan of $20.0 million to Latin Node was a loan from Stanford International Bank, Ltd., our principal stockholder (“SIBL”). We entered into a Convertible Note Purchase Agreement pursuant to which SIBL purchased from us (i) a Convertible Promissory Note in the amount of $25.3 million (the “Note”) and (ii) a warrant granting to SIBL the right to purchase up to 1,518,000 shares of common stock (“Warrant”).

The Note has a four-year term, with all principal being due and payable at maturity, and bears interest at an annual rate of 10%, accruing from issuance and payable on the 24-month anniversary of the date of the Note and then quarterly thereafter. The Note is, at the option of SIBL, convertible, in whole or in part, into shares of Series A Preferred Stock at an initial conversion price of $5.00 per share, at such time as we amend our Certificate of Incorporation to authorize the issuance of preferred stock. The Note is secured by the pledge of all of the shares of capital stock of Latin Node held by us at any time. The Warrant is exercisable by SIBL and its assigns for seven years and has an exercise price of $5.00 per share. SIBL also agreed to provide an additional $5 million in convertible note financing within the next 12 months, contingent upon certain conditions.

Reasons for Authorizing Preferred Stock and Establishing Series A Preferred Stock

Purpose

Currently, our Certificate of Incorporation does not provide for the issuance of preferred stock. In connection with the proposed Latin Node acquisition described above, our Board and the holders of a majority of the outstanding shares of our common stock have approved the authorization of shares of preferred stock, and our Board has approved the establishment of a series of preferred stock designated the “Series A Convertible Preferred Stock” (referred to herein as “Series A Preferred Stock”) and allocated 6,500,000 shares to such series. The authorization of shares of preferred stock and related designation of the Series A Preferred Stock will permit us to issue and sell to SIBL shares of our Series A Preferred Stock at an initial conversion price of $5.00 per share upon conversion of the Note in accordance with the terms and conditions of the Convertible Note Purchase Agreement described above.

Our Board has determined that it is in the best interests of the Company and our stockholders to authorize the issuance of preferred stock with rights, preferences and privileges to be determined by our Board from time to time in order to allow the Company to raise capital through the issuance of such newly authorized shares to certain investors and to use such preferred stock as consideration in future acquisitions.

Features of the Series A Preferred Stock

Our Board also deems it in the best interests of the Company and stockholders to designate 6,500,000 shares of preferred stock Series A Convertible Preferred Stock to allow the Company to honor its contractual obligation to SIBL. The following is a summary of the rights, preferences and privileges of the Series A Preferred Stock.

Optional Conversion:	A holder of any shares of the Series A Preferred Stock has the right, at such holder’s option at any time, to convert any of such shares into fully paid and non-assessable shares of the common stock at the then-effective conversion rate.

Automatic Conversion:	Each share of Series A Preferred Stock shall automatically be converted into shares of common stock at the then-effective conversion rate upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds of the then outstanding shares of the Series A Preferred Stock, or (ii) upon the closing of a Qualified Public Offering. A “Qualified Public Offering” shall be the underwritten public offering of the Company’s common stock registered under the Securities Act of 1933, as amended, at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding $3.00 per share of common stock (as adjusted for any stock dividends, combinations or splits with respect to such shares), which generates aggregate net proceeds to the Company (after deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Company’s counsel) equal to or exceeding $15,000,000.

Conversion Rate Adjustments:

The conversion price for each share of Series A Preferred Stock shall be subject to adjustment from time to time as follows:

a. Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation or merger of the Company with or into another corporation, or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets of the Company, each share of the Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the common stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the holder of the shares of the Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock of other securities or property thereafter deliverable on the conversion of the shares of the Series A Preferred Stock.

b. Stock Dividends, Subdivisions, Reclassification, or Combinations. If the Company shall (i) declare a dividend or make a distribution on its common stock in shares of its common stock, (ii) subdivide or reclassify the outstanding shares of common stock into a greater number of shares, or (iii) combine or reclassify the outstanding common stock into a smaller number of shares; the conversion price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the holder of any shares of the Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of common stock that he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the conversion price shall be made whenever any event specified above shall occur.

c. Issuances of Securities. If at any time on or before the conversion of the Series A Preferred Stock the Company shall (i) sell or otherwise issue shares of the common stock at a purchase price per share less than the conversion price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Company’s securities which are convertible into or exercisable for shares of the Company’s common stock at a conversion or exercise price per share less than the conversion price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the conversion price shall be adjusted to a price equal to the purchase price of the shares of common stock or the conversion or exercise price per share of the Company’s securities sold or issued.

d. Excluded Transactions. No adjustment to the conversion price shall be required under this section in the event of the issuance of shares of common stock by the Company upon the conversion or exercise of or pursuant to any outstanding stock options or stock option plan now existing or hereafter approved by the holders which stock options have an exercise or conversion price per share of less than the conversion price.

e. Reservation, Validity of Common Stock. The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of common stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of common stock deliverable upon the conversion of all outstanding Series A Preferred Stock not therefore converted. Before taking any action which would cause an adjustment in the conversion rate such that common stock issuable upon the conversion of Series A Preferred Stock would be issued in excess of the authorized common stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully-paid and non assessable shares of common stock at such adjusted conversion rate. Such action may include, but it is not limited to, amending the Company’s certificate of incorporation to increase the number of authorized common stock.

Liquidation Preference:	In the event of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of any common stock, an amount equal to the stated value per share of Series A Preferred Stock held by such holder (the “Liquidation Pay Out”). After payment of the Liquidation Pay Out to each holder and the payment of the respective liquidation preferences of the other preferred stock of the Company, if any, pursuant to the Company’s Certificate of Incorporation, as amended, each such holder shall be entitled to share with the holders of the common stock, the remaining assets of the Company available for distribution to the Company’s stockholders in proportion to the shares of common stock then held by the holders of the common stock and the shares of common stock which the holders then have the right to acquire upon conversion of the Series A Preferred Stock.

Voting:	Except as otherwise required under Delaware law, the holders of the Series A Preferred Stock shall be entitled to vote at any meeting of stockholders of the Company (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Company for their action or consideration. For the purposes of such stockholder votes, each share of Series A Preferred Stock shall be entitled to one vote for each share of common stock such share of Series A Preferred Stock would be convertible into at the record date set for such voting. Notwithstanding the foregoing, so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock as outlined herein, or (ii) create any new class of series of capital stock having a preference over the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon the occurrence of a so-called “Liquidation Event,” or (iii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Series A Preferred Stock.

Dividend Rights:	The holders of the Series A Preferred Stock shall not be entitled to receive dividends.

Effects of Authorizing Preferred Stock and Establishing a Series of Preferred Stock

Given our present capital requirements, it is possible that we will raise capital through the sale of preferred stock in the future. Our Board of Directors has the authority to issue up to 35,000,000 shares of preferred stock in one or more series and to establish the preferred stock’s voting powers, preferences and other rights and qualifications without any further vote or action by the stockholders. Of this preferred stock, 6,500,000 will be designated as Series A Preferred Stock; however, the balance of the shares of preferred stock will remain available for designation and issuance.

The authorization of the shares of preferred stock could have a number of effects on our stockholders depending upon the exact nature and circumstances of any actual issuance of authorized shares. The issuance of preferred stock by our Board of Directors could dilute and otherwise adversely affect the rights of the holders of our common stock. The increase could have an anti-takeover effect, in that the additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of us (through merger, tender offer, proxy contest or otherwise) more difficult. For example, preferred shares could be issued by us so as to dilute the stock ownership or voting rights of persons seeking to obtain control of us. In some instances, each share of the preferred stock may be convertible into multiple shares of our common stock. Likewise, shares of our preferred stock could have voting rights (whether on a converted basis or not) greater than the then-outstanding common stock, with the effect being that the stockholders of the preferred stock would have the ability to control the vote of our stockholders, even though they may own less than a majority of our issued and outstanding common stock. The action with respect to our preferred stock is not being taken by us in response to any known accumulation of shares or threatened takeover.

The issuance of shares of preferred stock to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. In addition, an issuance of shares of preferred stock by us could have an effect on the potential realizable value of a stockholder’s investment.

The issuance of shares of Series A Preferred Stock may, on an “as converted” basis and depending upon the circumstances under which these shares are issued, reduce stockholders’ equity per share and will reduce the percentage ownership of common stock by existing stockholders. Holders of the then-outstanding shares of common stock may or may not have the opportunity to vote upon the future issuance of uncommitted shares of common stock that would become authorized by the Amended and Restated Certificate of Incorporation, depending upon the nature of any such transactions, applicable law, the rules and policies of any market which we qualify our common stock for trading, as the case may be, and the judgment of the Board regarding the submission of such issuance to a vote of stockholders.

Effects of Designating Series A Preferred Stock

If SIBL exercises all of its rights to acquire Series A Preferred Stock under the Convertible Note Purchase Agreement and related agreements, such issuances of Series A Preferred Stock, and any subsequent conversion of such shares to common stock will have a significant dilutive effect on the voting power of present stockholders and our future earnings per share. Moreover, the issuance of all or a significant portion of the authorized shares of Series A Preferred Stock to SIBL under the terms of the Convertible Note Purchase Agreement would further increase SIBL’s controlling interest in the Company and make the acquisition of a controlling interest in the Company by third parties more difficult and discourage any such attempt.

ACTION THREE:

RESTATEMENT OF CERTIFICATE OF INCORPORATION

We were originally incorporated in the State of Delaware on July 27, 2001. Our Certificate of Incorporation sets forth detailed provisions governing our organization, operations and, in particular, the rights of our stockholders. The DGCL permits us to amend, from time to time, our Certificate of Incorporation. Since our incorporation in 2001, we have amended our Certificate of Incorporation on several occasions. The DGCL permits us to restate our Certificate of Incorporation to assemble all of the amendments that have been made to date and restate them in a single document.

Coincidentally with effecting the two amendments described in this Information Statement, we are restating our Certificate of Incorporation in order to assemble all of the amendments that have been made since July 27, 2001. The Amended and Restated Certificate of Incorporation incorporates all amendments made to the Certificate of Incorporation since July 27, 2001, including the two amendments described in this Information Statement. The full text of the Amended and Restated Certificate of Incorporation, including the amendments described above, is attached as Exhibit A to this Information Statement.

NO RIGHTS OF APPRAISAL

Under the DGCL, our dissenting stockholders are not entitled to appraisal rights with respect to the Actions, and we will not independently provide our stockholders with any such right.

INCORPORATION OF DOCUMENTS BY REFERENCE

Our Annual Report on Form 10-K for the year ended December 31, 2006 has been incorporated herein by this reference. The inclusion of this filing in this Information Statement is intended to satisfy the requirements of Item 13. “Financial and Other Information” of Schedule 14A. All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

WHERE YOU CAN FIND MORE INFORMATION

Our company files reports and other information with the SEC under the Exchange Act, and this Information Statement should be read in conjunction with those previously filed reports. The SEC maintains an Internet world wide web site that provides access, without charge, to reports, proxy statements and other information about issuers, like Elandia Inc., who file electronically with the SEC. The address of that site is http://www.sec.gov.

You may also obtain copies of these materials by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. These materials are also available from the SEC in person at any one of its public reference rooms. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. You may read and copy this information at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

You can also obtain, without charge, reports, proxy statements and other information about the Company, by contacting us directly at telephone (954) 728-9090 or facsimile (954) 728-9080.

By Order of the Board of Directors

Harry G. Hobbs
Chief Executive Officer

September             , 2007

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ELANDIA, INC.

Harley L. Rollins, being the Secretary and Chief Financial Officer of Elandia, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. That the name of the Corporation is Elandia, Inc. (the “Corporation”)

2. That the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was July 27, 2001.

3. That this amendment and restatement of the Corporation’s Certificate of Incorporation was adopted and approved by the Board of Directors of the Corporation in accordance with Sections 141(f), 242 and 245 of the General Corporation Law of the State of Delaware.

4. That this amendment and restatement of the Corporation’s Certificate of Incorporation was adopted and approved by the holders of the requisite number of shares of the Corporation in accordance with Sections 228(b), 242 and 245 of the General Corporation Law of the State of Delaware.

5. That this Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

6. The text of the Certificate of Incorporation of the Corporation is set forth on Exhibit A attached hereto.

1.	Name

The name of the corporation is eLandia International, Inc. (hereinafter, the “Corporation”).

2.	Registered Office and Agent

The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware 19806. The registered agent of the Corporation at such address is CSC The Corporation Service Company.

3.	Purpose and Powers

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4.	Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 85,000,000 non-assessable shares, of which 50,000,000 shall be designated as common stock with a par value $0.00001 per share (the Common Stock”), and 35,000,000 shares shall be designated as preferred stock with a par value of $0.00001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock and adopted by the Board of Directors pursuant to the authority granted herein.

5.	Board of Directors

5.1	Number; Election

The initial number of directors shall be three; provided, that such number may be changed to such other number between one and ten by the Board of Directors in accordance with the Bylaws of the Corporation. Unless and except to the extent that the Bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

5.2	Powers of the Board of Directors

The following provisions are hereby set forth for the purpose of providing a non-exhaustive list of the powers of the Corporation and of the Board of Directors and should not be construed as limiting the powers of the Corporation or the Board of Directors:

(1) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into or exercisable for shares of its stock of any class or classes, whether now or hereafter authorized;

(2) The Board of Directors of the Corporation may classify or reclassify any unissued preferred stock by setting or changing in any one or more respects, from time to time before the issuance of such preferred stock, the designations, and the powers, preferences and rights, terms or conditions of redemption, voting powers, conversion or other rights and the qualifications, limitations or restrictions thereof, as permitted by § 151 of the Delaware General Corporation Law in respect of any class or classes of preferred stock of the Corporation whether now or hereafter authorized. Any of the designations or powers, preferences and rights, terms or conditions of redemption, voting powers, conversion or other rights and the qualifications, limitations or restrictions on any class or series of preferred stock may be made dependent upon facts ascertainable outside the certificate of incorporation, or outside the resolution or resolutions providing for the issue of such preferred stock adopted by the Board of Directors; provided, that the manner in which such facts shall operate upon such designations or powers, preferences and rights, terms or conditions of redemption, voting powers, conversion or other rights and the qualifications, limitations or restrictions of such class or series of preferred stock is clearly and expressly set forth in the certificate of incorporation or in the resolution or resolutions providing for the issues of such preferred stock adopted by the Board of Directors; and

(3) Subject to any voting or other rights of any class or series of preferred stock authorized by the Board of Directors, the Corporation reserves the right to amend its charter so that such amendment may alter the contract rights, as expressly set forth in this Certificate of Incorporation, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and receive payment of the face value of his stock.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing shall in no way be limited or restricted by reference to or inference from the terms of any other clause of this or any other provision of the Certificate of Incorporation of the Corporation, or be construed as or deemed by inference or otherwise in any manner to exclude or limit any powers conferred upon the Board of Directors under the Delaware General Corporation Law now or hereafter in force.

5.3	Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of its fiduciary duty as a director, except: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received an improper personal benefit.

6.	Indemnification

6.1	Availability of Indemnification

Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the Delaware General Corporation Law, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, that the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereto) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Persons who are not directors or officers of the Corporation and are not so serving at the request of the Corporation may but need not be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation. The indemnification conferred in this Section also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such proceeding in advance of its final disposition; provided, that, if and to the extent the Delaware General Corporation Law requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise; and, provided, further that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.2	Non-exclusivity

The rights to indemnification and advance payment of expenses provided by Section 6.1 shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.3	Survival of Indemnification

The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

7.	Amendment of Bylaws

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation including but not limited to any bylaws adopted by the stockholders.

8.	Negation of Preemptive Rights

No stockholder shall have any preemptive right to subscribe to any additional issue of stock or to any security convertible into stock solely by virtue of being a stockholder of the Corporation.

9.	Waiver of Section 203

The Corporation hereby expressly elects not to be governed by Section 203 of the Delaware General Corporation Law.

10.	Arrangements with Creditors

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under § 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under § 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed as of                     , 2007.

ELANDIA, INC.

By:
Harley L. Rollins,
Secretary and Chief Financial Officer

EXHIBIT B

ELANDIA INTERNATIONAL, INC.

a Delaware corporation

CERTIFICATE OF DESIGNATIONS, RIGHTS AND PREFERENCES

OF

SERIES A CONVERTIBLE PREFERRED STOCK

Pursuant to the Delaware General Corporation Law, the undersigned, being an officer of eLandia International, Inc., a Delaware corporation (the “Corporation”), does hereby certify that the following resolution was adopted by the unanimous consent of the Corporation’s board of directors (the “Board”) authorizing the creation and issuance of 6,500,000 shares of Series A Convertible Preferred Stock:

RESOLVED, that pursuant to authority expressly granted to and vested in the Board by the Certificate of Incorporation, as amended, of the Corporation, the Board hereby creates 6,500,000 shares of Series A Convertible Preferred Stock of the Corporation and authorizes the issuance thereof, and hereby fixes the designation thereof, and the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereon (in addition to the designation, preferences and relative, participating and other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Articles Certificate of Incorporation, as amended, of the Corporation, which are applicable to the preferred stock, if any) as follows:

(a) Designation. The series of preferred stock shall be designated and known as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares constituting the Series A Preferred Stock shall be 6,500,000. Each share of the Series A Preferred Stock shall have a stated value equal to $5.00 (the “Stated Value”).

(b) Conversion Rights. The Series A Preferred Stock shall be convertible into the common stock, $0.00001 par value, of the Corporation (“Common Stock”) as follows:

(i) Optional Conversion. Subject to and upon compliance with the provisions of this Section 1(a), a holder of any shares of the Series A Preferred Stock (a “Holder”) shall have the right, at such Holder’s option at any time, to convert any of such shares of the Series A Preferred Stock held by the Holder into fully paid and non-assessable shares of the Common Stock at the then Conversion Rate (as defined herein).

(ii) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Rate upon the earlier of (i) the date specified by vote or written consent or agreement of holders of at least two-thirds of the then outstanding shares of the Series A Preferred Stock, or (ii) upon the closing of a Qualified Public Offering. As used herein, a “Qualified Public Offering” shall be the underwritten public offering of the

Corporation’s Common Stock registered under the Securities Act of 1933, as amended (the “Securities Act”), at a public offering price (prior to underwriters’ discounts and expenses) equal to or exceeding $3.00 per share of Common Stock (as adjusted for any stock dividends, combinations or split with respect to such shares), which generates aggregate net proceeds to the Corporation (after deduction for underwriters’ discounts and expenses relating to the issuance, including without limitation fees of the Corporation’s counsel) equal to or exceeding $15,000,000.

(iii) Conversion Rate. Each share of the Series A Preferred Stock is convertible into the number of shares of the Common Stock as shall be calculated by dividing the Stated Value by $5.00 (the “Conversion Price”; the conversion rate so calculated, the “Conversion Rate”), subject to adjustments as set forth in Section (a)(v) hereof.

(iv) Mechanics of Conversion.

(1) The Holder may exercise the conversion right specified in Section 1(a)(i) by giving written notice to the Corporation at any time, that the Holder elects to convert a stated number of shares of the Series A Preferred Stock into a stated number of shares of Common Stock, and by surrendering the certificate or certificates representing the Series A Preferred Stock to be converted, duly endorsed to the Corporation or in blank, to the Corporation at its principal office (or at such other office as the Corporation may designate by written notice, postage prepaid, to all Holders) at any time during its usual business hours, together with a statement of the name or names (with addresses) of the person or persons in whose name the certificate or certificates for Common Stock shall be issued. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(2) If the conversion is in connection with the closing of a Qualified Public Offering, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing of the Qualified Public Offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of the Qualified Public Offering.

(v) Conversion Rate Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(1) Consolidation, Merger, Sale, Lease or Conveyance. In case of any consolidation or merger of the Corporation with or into another corporation, or in case of any sale, lease or conveyance to another corporation of all or substantially all the assets of the Corporation, each share of the Series A Preferred Stock shall after the date of such consolidation, merger, sale, lease or conveyance be convertible into the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such consolidation, merger, sale, lease or conveyance) upon conversion of such share of the Series A Preferred Stock would have been entitled upon such consolidation, merger, sale, lease or conveyance; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Holder of the shares of the Series A Preferred Stock shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock of other securities or property thereafter deliverable on the conversion of the shares of the Series A Preferred Stock.

(2) Stock Dividends, Subdivisions, Reclassification, or Combinations. If the Corporation shall (i) declare a dividend or make a distribution on its Common Stock in shares of its Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares; the Conversion Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination, or reclassification shall be proportionately adjusted so that the Holder of any shares of the Series A Preferred Stock surrendered for conversion after such date shall be entitled to receive the number of shares of Common Stock that he would have owned or been entitled to receive had such Series A Preferred Stock been converted immediately prior to such date. Successive adjustments in the Conversion Price shall be made whenever any event specified above shall occur.

(3) Issuances of Securities. If at any time on or before the conversion of the Series A Preferred Stock the Corporation shall (i) sell or otherwise issue shares of the Common Stock at a purchase price per share less than the Conversion Price in effect immediately prior to such issuance, or (ii) sell or otherwise issue the Corporation’s securities which are convertible into or exercisable for shares of the Corporation’s Common Stock at a conversion or exercise price per share less than the Conversion Price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the Conversion Price shall be adjusted to a price equal to the purchase price of the shares of Common Stock or the conversion or exercise price per share of the Corporation’s securities sold or issued.

(4) Excluded Transactions. No adjustment to the Conversion Price shall be required under this Section (a)(v) in the event of the issuance of shares of Common Stock by the Corporation upon the conversion or exercise of or pursuant to any outstanding stock options or stock option plan now existing or hereafter approved by the Holders which stock options have an exercise or conversion price per share of less than the Conversion Price.

(5) Reservation, Validity of Common Stock. The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued shares of Common Stock for the purpose of effecting conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series A Preferred Stock not therefore converted. Before taking any action which would cause an adjustment in the Conversion Rate such that Common Stock issuable upon the conversion of Series A Preferred Stock would be issued in excess of the authorized Common Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully-paid and non assessable shares of Common Stock at such adjusted Conversion Rate. Such action may include, but it is not limited to, amending the Corporation’s articles of incorporation to increase the number of authorized Common Stock.

(vi) Approvals. If any shares of the Common Stock to be reserved for the purpose of conversion of shares of the Series A Preferred Stock require registration with or approval of any governmental authority under any Federal or state law before such shares may be validly issued or delivered upon conversion, then the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be. If, and so long as, any Common Stock into which the shares of the Series A Preferred Stock are then convertible is listed on any national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed on such exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(vii) Valid Issuance. All shares of Common Stock that may be issued upon conversion of shares of the Series A Preferred Stock will upon issuance be duly and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof, and the Corporation shall take no action that will cause a contrary result.

(c) Liquidation.

(i) Liquidation Preference. In the event of liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Holders of the Series A Preferred Stock shall be entitled to receive, prior and before any distribution of assets shall be made to the holders of any Common Stock, an amount equal to the Stated Value per share of Series A Preferred Stock held by such Holder (the “Liquidation Pay Out”). After payment of the Liquidation Pay Out to each Holder and the payment of the respective liquidation preferences of the other preferred stock of the Corporation, if any, pursuant to the Corporation’s Certificate of Incorporation, as amended, each such Holder shall be entitled to share with the holders of the Common Stock, the remaining assets of the Corporation available for distribution to the Corporation’s stockholders in proportion to the shares of Common Stock then held by the holders of the Common Stock and the shares of Common Stock which the holders then have the right to acquire upon conversion of the Series A Preferred Stock.

(ii) Ratable Distribution. If upon any liquidation, dissolution or winding up of the Corporation, the net assets of the Corporation to be distributed among the Holders shall be insufficient to permit payment in full to the Holders of such Series A Preferred Stock, then all remaining net assets of the Corporation after the provision for the payment of the Corporation’s debts shall be distributed ratably in proportion to the full amounts to which they would otherwise be entitled to receive among the Holders.

(iii) Merger, Reorganization or Sale of Assets. For purposes of this Section 1(b), (i) any acquisition of the Corporation by means of merger or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction) or (ii) a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation and shall entitle the holders of Series A Preferred Stock to receive at the closing in cash, securities or other property amounts as specified in Section 1(b)(i) above. Whenever the distribution provided for in this Section 1(b) shall be payable in securities or property other than cash, the value of such distribution shall be the fair market value of such securities or other property as determined in good faith by the Board.

(d) Voting Rights. Except as otherwise required under Delaware law, the Holders of the Series A Preferred Stock shall be entitled to vote at any meeting of stockholders of the Corporation (or any written actions of stockholders in lieu of meetings) with respect to any matters presented to the stockholders of the Corporation for their action or consideration. For the purposes of such stockholder votes, each share of Series A Preferred Stock shall be entitled to one vote for each share of Common Stock such share of Series A Preferred Stock would be convertible into at the record date set for such voting. Notwithstanding the foregoing, so long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (i) alter or change the rights, preferences or privileges of the Series A Preferred Stock as outlined herein, or (ii) create any new class of series of capital stock having a preference over the Series A Preferred Stock as to the payment of dividends or the distribution of assets upon the occurrence of a Liquidation Event (“Senior Securities”), or (iii) alter or change the rights, preferences or privileges of any Senior Securities so as to adversely affect the Series A Preferred Stock.

(e) Dividends. The Holders of the Series A Preferred Stock shall not be entitled to receive dividends.

(f) Exclusion of Other Rights. Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Corporation’s Articles of Incorporation, as amended.

(g) Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(h) Severability of Provisions. If any right, preference or limitation of the Series A Preferred Stock set forth in this certificate of designations, rights and preferences (“Certificate”) (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this Certificate (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(i) Status of Reacquired Shares. No shares of the Series A Preferred Stock which have been issued and reacquired in any manner or converted into Common Stock may be reissued, and all such shares shall be returned to the status of undesignated shares of preferred stock of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by its Chief Executive Officer as of September             , 2007.

By:
Harley L. Rollins
Chief Financial Officer

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